FOR IMMEDIATE RELEASE

Date:	April 23, 2012
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FIRST QUARTER EARNINGS

Porterville, CA – April 23, 2012 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter ended March 31, 2012. Sierra Bancorp recognized net income of $1.879 million for the quarter, an improvement of $350,000, or 23%, relative to net income in the first quarter of 2011. The increase is primarily the result of a reduced loan loss provision and higher non-interest income, partially offset by a drop in net interest income and higher non-interest expense (mainly OREO write-downs). The Company had an annualized return on average equity of 4.44% and a return on average assets of 0.57% for the first quarter of 2012, both of which are higher than in the first quarter of 2011 due to the increase in net income.

Notable balance sheet changes in the first quarter of 2012 include the following: Gross loan balances declined by $7 million, or 1%, but the decline was due in large part to a $6 million decline in nonperforming loans; investment securities and fed funds sold increased by $10 million, or 3%; cash and due from banks increased by $9 million, or 14%; core non-maturity deposits grew $44 million, or 6%; customer time deposits show a decline of $7 million, or 2%; and junior subordinated debentures remained the same, but other non-deposit borrowings were reduced by $24 million, or 69%. The Company’s allowance for loan and lease losses was 2.31% of total loans at March 31, 2012, a slight increase from the 2.28% ratio at the end of 2011.

“We’ve encountered a few bumps on the road to restoring earnings and asset quality, but we’re generally happy with our first quarter 2012 performance which reflects an improvement in net income relative to the same period in the prior year, a reduction in nonperforming loans, and continued strong growth in core customer deposits,” reported James C. Holly, President and CEO. “That said, our nonperforming asset levels remain stubbornly high, due in part to our strategy of addressing loan issues individually rather than implementing a wholesale disposition plan, and our commitment to work with borrowers when possible to enable them continue to service their debt,” he continued. “In most instances we have concluded that this approach has worked in the best interest of the Company’s stakeholders, and has resulted in a lower level of loan losses than might otherwise have been experienced. We’ve recently adjusted our strategy, however, and plan to take more aggressive action on certain loans where the Bank’s willingness to work with the borrowers has not been accompanied by a corresponding degree of urgency on the part of those borrowers to implement essential changes. While this revised approach has the potential to increase our nonperforming assets and charge-offs in the short term, we feel that it will ultimately help accelerate the resolution of problem loans,” Holly concluded.

Financial Highlights

Net interest income fell by $488,000, or 4%, for the first quarter of 2012 relative to the first quarter of 2011. The decline is the result of a 37 basis point drop in the Company’s net interest margin, partially offset by a $39 million increase in average interest-earning assets. Negative factors impacting the Company’s net interest margin include a shift from average loan balances into lower-yielding investment balances, and lower loan yields resulting from increased competition for quality loans. However, these negatives were partially offset by a reduced reliance on interest-bearing liabilities resulting from increases in the average balances of non-interest bearing demand deposits and equity, a shift in average interest-bearing deposit balances from higher-cost time deposits into lower-cost non-maturity deposits, and a slight drop in deposit rates due to a general lack of competitive pressures. Also impacting the variances in the Company’s net interest margin were interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that were removed from non-accrual status. Net interest recoveries totaled $143,000 in the first quarter of 2012, as opposed to net interest reversals of $27,000 in the first quarter of 2011.

Sierra Bancorp Financial Results

April 23, 2012

The Company’s loan loss provision was reduced by $850,000, or 24%, in the first quarter of 2012 relative to the first quarter of 2011. Net loans charged off totaled $2.625 million in the first quarter of 2012, a decline of 20% in comparison to net charge-offs of $3.274 million in the first quarter of 2011.

Income derived from service charges on deposits increased slightly in the first quarter of 2012 relative to the first quarter of the prior year, due mainly to fees for higher risk deposit accounts instituted in the fourth quarter of 2011, which were partially offset by a drop in returned item and overdraft charges. There were no material changes in loan sale and servicing income for the comparative periods. However, during the first quarter of 2012 we realized a $70,000 investment gain pursuant to a “clean-up” sale of a large number of odd-lot mortgage-backed securities totaling $3.1 million in book value. The sale had virtually no impact on the yield or duration of our investment portfolio.

Other non-interest income also increased by $361,000, or 28%, for the first quarter of 2012. This increase was due in large part to a $212,000 increase in bank-owned life insurance (BOLI) income, resulting from a $310,000 gain on BOLI associated with deferred compensation plans in the first quarter of 2012 relative to a gain of only $124,000 in the first quarter of 2011, as well as income from the $5 million BOLI investment consummated at the end of the third quarter of 2011. Adding to this were favorable variances in various other non-interest income categories and lower costs associated with tax-credit investments (which are accounted for as a reduction in non-interest income). Partially offsetting these favorable variances were lower income on operating leases, which was down $37,000 for the quarter over quarter comparison, and a $126,000 loss on the sale of OREO in the first quarter of 2012 relative to an $18,000 gain in the first quarter of 2011.

With regard to non-interest expense, salaries and benefits declined by $45,000, or 1%, for the first quarter of 2012 relative to the first quarter of 2011. The primary variances in salaries and benefits for the quarterly comparison were lower salaries and payroll taxes, partially offset by higher deferred compensation expense due to an increase in gains on deferred compensation plans in 2012 (related to the increase in BOLI income discussed above). Occupancy expense reflects a decline of $86,000, or close to 6%, for the first quarter of 2012, due to lower costs resulting from the purchase of our headquarters office building in the fourth quarter of 2011, as well as lower property taxes stemming from updated valuations on Bank-owned branch buildings.

Other non-interest expenses increased by $412,000, or 9%, for the first quarter of 2012 relative to the first quarter of 2011. A primary reason for the unfavorable variance is OREO costs; OREO write-downs were $393,000 higher, and OREO operating expense increased by $54,000 for the quarter over quarter comparison. Deferred compensation accruals for the Company’s directors also increased by $115,000 for the first quarter of 2012, since the gain on directors’ deferred compensation plans was higher than the gain in the first quarter of 2011. Various other non-interest expenses increased for 2012, as well, due in part to $181,000 in non-recurring vendor credits for prior-year overcharges which were received in the first quarter of 2011. These expense increases were partly offset by certain expense reductions, including a $342,000 drop in our FDIC assessment accrual due to the FDIC’s implementation of a new rate structure during 2011 and the Company’s reduced risk profile.

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Sierra Bancorp Financial Results

April 23, 2012

The Company had a negative provision for income taxes in both the first quarter of 2012 and the first quarter of 2011. This tax benefit is the result of a high level of tax credits relative to our pre-credit tax liability, as calculated for book purposes. Tax credits include those related to investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the quarter ended March 31, 2012 include an increase in total assets of $13 million, or 1%, due to growth in investment securities and an increase in cash and balances due from banks, partially offset by lower loan balances. Surplus liquidity was generated during the period from strong growth in deposits and loan runoff, and much of that liquidity was deployed into agency-issued mortgage-backed securities and municipal bonds, hence the $10 million increase in investment balances. The $9 million increase in cash and balances due from banks was primarily from an increase in interest-bearing balances at the Federal Reserve Bank, due again to excess liquidity.

Gross loan and lease balances declined $7 million, or 1%, during the first quarter of 2012, with $6 million of the decline coming in nonperforming loans. Foreclosed assets increased slightly during the first quarter of 2012, ending the period with a balance of close to $16 million. All of the Company’s impaired assets have been reviewed recently, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $38 million in performing restructured troubled debt (TDR’s) as of March 31, 2012.

The Company’s allowance for loan and lease losses was $17.4 million as of March 31, 2012, slightly larger than at year-end 2011. The allowance increased to 2.31% of total loans at March 31, 2012 from 2.28% at December 31, 2011. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2012, although no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Total deposits increased by $37 million, or 3%, during the first quarter of 2012. Non-maturity deposits were up $44 million, or 6%, due in part to aggressive deposit acquisition programs and an intensified focus on business relationships, and included in that increase were increases of $12 million, or 4%, in non-interest bearing demand deposits, $12 million, or 5%, in interest-bearing transaction accounts, $15 million, or 16%, in savings deposits, and $4 million, or 6%, in money market deposits. Customer time deposits declined by $7 million, or 2%, due to the non-renewal of time deposits managed by the Company’s Treasury Department. Other interest-bearing liabilities also fell by $24 million, or 69%, due to a $17 million reduction in overnight borrowings from the Federal Home Loan Bank and the maturity of $10 million in term FHLB advances, partially offset by a $3 million increase in securities sold under agreement to repurchase. Repurchase agreements represent customer “sweep accounts”, where deposit balances above a specified threshold are transferred at the close of every business day into non-deposit accounts secured by investment securities.

Total capital increased by close to $2 million, or 1%, during the first quarter of 2012, to $170 million at March 31, 2012, and risk-based capital ratios continue to strengthen.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 35th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, an agricultural credit center, and an SBA center.

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Sierra Bancorp Financial Results

April 23, 2012

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

April 23, 2012

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000's, unaudited)	3/31/2012	3/31/2011	% Change
Interest Income	$13,708	$14,422	-5.0%
Interest Expense	1,220	1,446	-15.6%
Net Interest Income	12,488	12,976	-3.8%

Provision for Loan & Lease Losses	2,750	3,600	-23.6%
Net Int after Provision	9,738	9,376	3.9%

Service Charges	2,287	2,255	1.4%
Loan Sale & Servicing Income	55	49	12.2%
Other Non-Interest Income	1,633	1,272	28.4%
Gain (Loss) on Investments	70	-
Total Non-Interest Income	4,045	3,576	13.1%

Salaries & Benefits	5,665	5,710	-0.8%
Occupancy Expense	1,489	1,575	-5.5%
Other Non-Interest Expenses	4,829	4,417	9.3%
Total Non-Interest Expense	11,983	11,702	2.4%

Income Before Taxes	1,800	1,250	44.0%
Provision for Income Taxes	(79)	(279)	-71.7%
Net Income	$1,879	$1,529	22.9%

TAX DATA
Tax-Exempt Muni Income	$666	$716	-7.0%
Tax-Exempt BOLI Income	$586	$374	56.7%
Interest Income - Fully Tax Equiv	$14,051	$14,791	-5.0%

NET CHARGE-OFFS	$2,625	$3,274	-19.8%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2012	3/31/2011	% Change
Basic Earnings per Share	$0.13	$0.11	18.2%
Diluted Earnings per Share	$0.13	$0.11	18.2%
Common Dividends	$0.06	$0.06	0.0%

Wtd. Avg. Shares Outstanding	14,101,879	13,981,780
Wtd. Avg. Diluted Shares	14,107,551	14,060,661

Book Value per Basic Share (EOP)	$12.07	$11.55	4.5%
Tangible Book Value per Share (EOP)	$11.68	$11.15	4.8%

Common Shares Outstndg. (EOP)	14,103,209	13,985,761

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2012	3/31/2011
Return on Average Equity	4.44%	3.86%
Return on Average Assets	0.57%	0.48%
Net Interest Margin (Tax-Equiv.)	4.35%	4.72%
Efficiency Ratio (Tax-Equiv.)	69.63%	68.24%
Net C/O's to Avg Loans (not annualized)	0.35%	0.42%

AVERAGE BALANCES	3-Month Period Ended:
(in $000's, unaudited)	3/31/2012	3/31/2011	% Change
Average Assets	$1,332,086	$1,293,175	3.0%
Average Interest-Earning Assets	$1,185,578	$1,146,134	3.4%
Average Gross Loans & Leases	$748,329	$785,705	-4.8%
Average Deposits	$1,093,887	$1,065,846	2.6%
Average Equity	$170,304	$160,806	5.9%

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Sierra Bancorp Financial Results

April 23, 2012

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	3/31/2012	12/31/2011	3/31/2011	Annual Chg
ASSETS
Cash and Due from Banks	$71,742	$63,036	$57,522	24.7%
Securities and Fed Funds Sold	416,866	406,471	375,027	11.2%

Agricultural	15,804	17,078	14,518	8.9%
Commercial & Industrial	106,743	106,151	97,864	9.1%
Real Estate	575,109	578,587	601,397	-4.4%
SBA Loans	21,102	21,006	20,061	5.2%
Consumer Loans	33,474	36,123	42,552	-21.3%
Gross Loans & Leases	752,232	758,945	776,392	-3.1%
Deferred Loan & Lease Fees	690	621	188	267.0%
Loans & Leases Net of Deferred Fees	752,922	759,566	776,580	-3.0%
Allowance for Loan & Lease Losses	(17,408)	(17,283)	(21,464)	-18.9%
Net Loans & Leases	735,514	742,283	755,116	-2.6%

Bank Premises & Equipment	20,791	20,721	20,608	0.9%
Other Assets	103,258	102,894	104,676	-1.4%
Total Assets	$1,348,171	$1,335,405	$1,312,949	2.7%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$312,050	$300,045	$266,209	17.2%
Int-Bearing Transaction Accounts	268,293	255,932	174,773	53.5%
Savings Deposits	106,294	91,376	82,547	28.8%
Money Market Deposits	80,641	76,396	164,810	-51.1%
Customer Time Deposits	340,600	347,519	388,366	-12.3%
Wholesale Brokered Deposits	15,000	15,000	15,000	0.0%
Total Deposits	1,122,878	1,086,268	1,091,705	2.9%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	10,845	35,157	15,035	-27.9%
Total Deposits & Int.-Bearing Liab	1,164,651	1,152,353	1,137,668	2.4%

Other Liabilities	13,275	14,488	13,758	-3.5%
Total Capital	170,245	168,564	161,523	5.4%
Total Liabilities & Capital	$1,348,171	$1,335,405	$1,312,949	2.7%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	3/31/2012	12/31/2011	3/31/2011	Annual Chg
Non-Accruing Loans	$49,969	$56,110	$53,632	-6.8%
Foreclosed Assets	15,679	15,364	19,214	-18.4%
Total Non-Performing Assets	$65,648	$71,474	$72,846	-9.9%

Performing TDR's (not incl. in NPA's)	$37,655	$36,058	$12,551	200.0%

Non-Perf Loans to Total Loans	6.64%	7.39%	6.91%
NPA's to Loans plus Foreclosed Assets	8.55%	9.23%	9.16%
Allowance for Ln Losses to Loans	2.31%	2.28%	2.76%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2012	12/31/2011	3/31/2011
Shareholders Equity / Total Assets	12.6%	12.6%	12.3%
Loans / Deposits	67.0%	69.9%	71.1%
Non-Int. Bearing Dep. / Total Dep	27.8%	27.6%	24.4%

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